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EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the incorporation by reference in the Registration Statement of Specialty Laboratories, Inc. pertaining to the Specialty Laboratories, Inc. 2000 Stock Incentive Plan (As Restated Through January 2, 2004) and Specialty Laboratories, Inc. 2000 Employee Stock Purchase Plan (As Restated Through January 2, 2004) (Form S-8 Nos. 333-52348, 333-88136, 333-105149, and 333-113587) of our report dated February 6, 2004, except Note 15, as to which the date is February 11, 2004, with respect to the consolidated financial statements and schedule of Specialty Laboratories Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Los Angeles, California March 9, 2004

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Consent of Ernst & Young LLP, Independent Auditors